Exhibit 99.1

FINAL TRANSCRIPT

Thomson StreetEventssm

Conference Call Transcript

TDW - Q3 2008 Tidewater Earnings Conference Call

Event Date/Time: Feb. 01. 2008 / 11:00AM ET

CORPORATE PARTICIPANTS

Dean Taylor

Tidewater - Chairman, President & CEO

Keith Lousteau

Tidewater - CFO

Steve Dick

Tidewater - EVP of Shipyard

Joe Bennett

Tidewater - SVP

CONFERENCE CALL PARTICIPANTS

Bill Herbert

Siemens and Company - Analyst

James Crandall

Lehman Brothers - Analyst

Jud Bailey

Jefferies and Company - Analyst

David Smith

JPMorgan - Analyst

Pierre Conner

Capital One Southcoast - Analyst

Dan Boyd

Goldman Sachs - Analyst

Michael Farrow

Merrill Lynch - Analyst

Daniel Burke

Johnson Rice & Company - Analyst

Fred

Unidentified - Analyst

PRESENTATION

Operator

Good morning. My name is Janice and I will be your conference operator today. I would like to welcome everyone to the Tidewater fiscal 2008 third quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. (OPERATOR INSTRUCTIONS)

I would like to turn the conference over to Dean Taylor, Chairman, President, and CEO.

Dean Taylor - Tidewater - Chairman, President & CEO

Thank you very much, Janice. Good morning everyone and welcome to Tidewater’s fiscal 2008 third quarter earnings conference call for the period ending December 31, 2007. I’m Dean Taylor , Tidewater’s, Chairman, President, and CEO and I’ll be hosting the call this morning. With me today are Keith Lousteau, are Executive Vice President and Chief Financial Officer, Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief if Investor Relations Officer, Steve Dick, Executive Vice President in charge of Strategic Relationships, Shipyard Operations and Vessel Acquisitions and Dispositions and Bruce Lundstrom our Senior Vice President, General Counsel, and Secretary. We will follow our usual format this morning.

I’ll start with a few brief comments about our just released earnings. Following my remarks I’ll turn the call over to Keith for a detailed review of the financial results as well as a status report on our fleet program renewal program. I’ll then return with some observations about our markets and our strategy. We will then open the call for questions. At this time I would ask Keith to read our Safe Harbor statement and then we can get

Keith Lousteau - Tidewater - CFO

During today’s conference call Dean, I and, other Tidewater management may make certain comments and statements which may be considered forward-looking I know that you understand that there are risks, uncertainties, and other factors that may cause the company’s actual future performance to be materially different from that stated on implied by any comment that we may make today during this conference call.

Dean Taylor - Tidewater - Chairman, President & CEO

Let’s get started. Early in morning we reported earnings for December 31, 2007 quarter our third fiscal quarter of 2008 of $89.4 million. Or $1.66 per fully diluted share. That was $0.14 per share above the First Call consensus estimate. The company’s vessel revenues increased by 4.5% from the previous quarter. And our earnings per share increased by $0.10. Let me make 2 points about the quarter’s results. First this past quarter’s positive results were overwhelmingly driven by strong operations and in particular strong international operations. The health and growth of the international marketplace enabled us to generate a $600 sequential quarterly increase in our overall international fleet averaged day rate. That mirrors a similar $600 day rate increase for your international based towing supply fleet in the September quarter. Looking forward, we expect further positive rate momentum internationally, as international markets remain strong. Overall fleet utilization this quarter was essentially flat with that of the second. So our day rate improvement was truly about having the right vessels in the right markets and working for the right clients who are willing to pay for Tidewater’s operational expertise and on the ground supervision.

Second, we generated only minimal gains from asset sales during the December quarter, which tax adjusted accounted for only $0.01 of earnings compared to $0.03 in the previous quarter and $0.13 in the year ago quarter. As many of you know, we generally post pretax gains on sales of about 1.5 to $2 million per quarter. Last quarter a number of vessel sales we anticipated slipped into the current quarter. Therefore our quarterly results reflect real operational earnings and suggest that we are starting to hit our stride with growing contributions from our fleet renewal program as we also benefit from our worldwide operational footprint.

With respect to our safety program this year has been a more difficult year than years past. We continue to be disappointed with our lost time accidents think our total reportable incident rate is the second best in company history. The fatalities that have occurred are unacceptable although two occurred while trying to save the lives of crewmen who abandoned a rig in distress. Workplace safety is an area where we must do better and our flog our employees, our owners, and our customers is to continue to work to provide an accident free workplace in an industry that is not without risk. With that I’ll turn the call over to Keith for a walk through the notes.

Keith Lousteau - Tidewater - CFO

Good morning and thank you everyone for joining the call. Making today’s financial presentation is certainly a joy on my part as I think the numbers as we walk through them we’ll review a certain number of positive trends that are inherent in the Tidewater numbers as we speak today and hopefully will be there as we go forward. We have had in the last two days just a reminder we’ve actually put out three press releases, yesterday. We announced a new director had joined the board. Yesterday we had an announcement of our normal routine dividend having been declared and an increase to the company authorized stock buyback program the program that’s is outstanding at the moment and this morning we put out the expanded version of our earnings release with many of the supplemental tables included it as we will not be filing our 10-Q until perhaps mid-next week, which is when we do anticipate filing it. We wanted to give out as much of the statical information as possible. We think there are many positive trends that we’re going to get into here. I even need to thank the calendar makers a little bit and remind those who follow the company very closely that this is a leap year. Generally our March quarter is one where we suffer two less revenue days than the previous quarter and this year whenever we are reporting on the March quarter we will have had 91 days of activity versus 92 days for last quarter. That extra one day is not an insignificant event now that world wide revenues are approaching $3.5 million per day.

Looking at the numbers themselves as Dean mentioned briefly, overall marine revenues up 4.5% of significance was the overall income tax rate for the year is now anticipated to come in at about 18% and you can appreciate the closer we get to year end, the better our estimate can be on that number. So I would anticipate the tax rate in the fourth quarter being on the same 18%. I’m glad to say that vessel operating costs which came in at 148.7 million for the first time in a couple of quarters hit right within the range of the guidance that we did give on this phone call a quarter ago. Earnings, as Dean commented were $1.66 up 6.4% from the previous September quarter which when we reported $1.56. We had about 53.8 million shares outstanding for the quarter and a quick bit of information on the March quarter going forward, we were quite aggressive in the stock buyback arena during the last quarter, we expended $116 million. We bought back 2.3 million shares of stock. So I would anticipate even if we do no additional acquisitions of stock during the next quarter that our average shares for the purposes of calculates EPS in the March will be right at 53 million shares. That would include the current shares outstanding plus what we think would be the stock equivalent so we think the number on a go forward basis will be about 53 million before any additional stock purchases that might take place.

Looking at the details of revenue for quarter as we mentioned revenues were up 4.5%. But I think significantly buried in the numbers is the fact that domestic revenues at 36.7 million only account for 12% of Tidewater’s current revenue base. International operations for the December quarter now account for 88% of our revenues going back one year ago. Going back to the December quarter of ‘06 domestic revenues made up 20% of our revenues and obviously, international made up the other 80%. So it’s a trend from 20% a year ago to 12% now. We think it will continue in regard to that in that we will be talking here about the domestic market being a little bit static. We think our growth is certainly still to be forth coming in the international operating arenas. Operational profits were even more significant in that our domestic operating profit only accounted for 2% of our world wide operating profits so 12% of our revenues down from 20, operating income at 2%. International operations making up 88% of revenues and 98% of operating income. Operating costs coming in at 148.7 million as we mentioned count it right the range of where we anticipated it being.

One of the other items we would like to point out the total increase from 142 million last quarter up to the 148 million this quarter actually came from new boats delivered during the quarter. We felt like R&M was going to be down a little bit. R&M numbers — we anticipated — I’m sorry — them having been up about 2 million it came in right where we anticipated and then the excess of growth and cost was not from any specific trends on the cost line but it came from additional vessels being delivered, as I mentioned seven during the quarter. We anticipate four vessels being delivered during the March quarter. We anticipate R&M being down a little bit in the March quarter based on budgets as we know them today. Giving guidance on the March quarter we think something in the 149 to 151 range is a safe guidance number at the moment. But please be ware that items such as insurance depending on your safety program because we do have such a large in-house deductible program, emergency dry docks could cause that number to fluctuate a little bit. Based on the trend, based on the scheduled R&M as we see it the numbers about 143 to 151.

Looking at some of the individual classes of vessels during the quarter and one of the things is now that we put out the expanded version of the press release many of you have these numbers and have noticed them. Look income the deep water segment of domestic operations where we continue to have about eight vessels operating, day rates were pretty much static during the quarter. We are reporting a number of 23,000 of 250 which was almost perfectly in line with last quarter’s 23,382. Utilization for the quarter was down a little bit as we actually dry docked three of those bigger boats and day rates still held pretty steady. Utilization fell to about 90% we’re glad to report that during the latter part of the quarter of December and through January we are currently are operating at 100% utilization in that class of vessel. The domestic what used to be the old backbone if the old Tidewater number years ago to supply towing supply vessels showed a noticeable drop in average day rate during the quarter whereas in the September quarter where we reported an average day rate of $11,856 the December quarter we are reported number to you of about 10,400 and as we sit here today we think a number more in line with about $10,000 per day average is where we’re operating as we sit here today.

Not only were days rates in that class down domestically but utilization was also down. We averaged about 46.1% during the quarter as we are now. We’re not doing a lot better we are operating at about 48% of utilization in the Gulf of Mexico now. So our story from a revenue base is one where revenues were actually down during the quarter domestically from earnings potential tied to the specifically to the dry docking of the three bigger boats. Once again a market that now accounts for no more than 12% of our overall worldwide revenues.

Looking at the international market as Dean has already mentioned to you, the trends continue to be very positive for Tidewater and as we now have 368 vessels assigned to international operations versus only 56 domestically, certainly the area that’s much more meaningful to Tidewater and it’s future economic performance. Are 30 deep water vessels during the quarter we’re reporting an exceptionally high increase in day rate there of $2557.00 You remember on the conference call last quarter we had spoke of last revenue due to the dry docking of some of the larger international vessels. We count those days as revenue generating days. We count those as having no revenue so they do affect your average day rate that you’re reporting. We’re happy to say that that increase up to 24980 that we’re reporting in our statistics continues through today. Today we’re averaging a number that somewhere in the $25,300 per day range, utilization today continues as good as it did last quarter today we are running about 91.5, 91.6%. Last quarter we reported 91.4%. So an area that remains quite strong our bigger vessels our bigger anchor handling towing supply vessels are all on term contracts at the moment . It’s an area that should stay stable for quite a period of time.

Our international supply towing supply vessels once again this is the segment that showed about a $600 increase in average day rate last quarter. This quarter we’re showing an additional $375.00 increase in day rate. The average day rate was $10,455. Utilization was strong last quarter at 79.2%. And going forward as we sit here today we’re still averaging right at 79%. Of significance as Joe reminded me this morning in this class many people concerned about Tidewater’s older fleet, its earnings capacity in today’s market. Of the 226 vessels in this class, we estimate between 175 and 180 are the vessels that fall within our mature class of vessels. Almost $1,000 a day increase in a class that’s supported by 80% of the vessels being our older, mature vessels. As Dean mentioned total of 368 working internationally on a worldwide basis the average day rate was up $600 per day.

Looking a little bit at balance sheet obviously balance sheet remains quite strong, cash is down a little bit quarter on quarter by about $100 million directly tied to the stock back . As I said we were rather aggressive during the quarter buying back $116 million of stock. A note here just to show the world that stock buyback is not something Tidewater is paying lip service to. We started a stock buyback program a little over two years ago. We refer to them as our 2006, 2007, and 2008 program. To date over that period of time we have bought back 8.2 million shares of stock. We have expended $443 million of money returning it to our stock holders that’s an average price over that period of $54. Had those shares not been purchased, had we not made that additional investment in our own Marine operations today’s shares outstanding would be about 13.5% higher than they actually are. We continue to carry $300 million of debt on the books of stockholders’ equity has remained relatively flat because we did buy back $116 million worth of stock. Our gross debt to total capital ratio about 13.8% and on net basis after taking off some cash you’re down in the 3.5 to the 3.7 range.

Just a quick liquidity comment. We will address liquidity in the 10-Q. We’ve been meeting with our banks, we have been meeting with our historical sources of capital and liquidity. At this stage of the game it is our review that the current subprime market and some of the lending crisis going on around the world has certainly not risen to the point of affecting Tidewater’s ability to attract capital if we need it for the acquisitions and new bills. And certainly rates available in the capital market to us are still at historical to slightly up rates. So not a situation that’s causing much concern to us at the moment. Our total new bill backlog at December 31st as you will see from the disclosures this morning we have 43 vessels under construction. That’s made up of 17 vessels being built for the deep water segments of the world, 21 anchor handling and towing supply. We have two crew boats under construction and three tugs under construction around the world. We published a schedule today of when we anticipate deliveries. One quick administrative note our engineers this morning gave us an update on the table that we’ve published going out to March of ‘09. One of the anchor handling towing supply vessels that was anticipated at that point has been moved into the 2010 fiscal year. There’s a two there. Should be a one. But the table will show that we have 17 vessels scheduled for delivery in the next fiscal year.

Cash commitments as you will be able to see from the tables, we have about $793 million of commitments to build those 43 boats, 250 million of that has already been funded. We have about 543 million yet to fund. That funding looks something like the March of ‘08 quarter right at $100 million of cash to be funded. Fiscal ‘09 cash dispersement scheduled to be about 266 million and then the fiscal 2010 about $169 million of capital commitments are anticipated. And then that would just leave us beyond 2010 with very little commitments on the books, something between eight and $10 million.

Dean, I think that wraps up the comments I was planning on making this morning. We’re publishing substantially more information than we generally would have had before the conference call so there’s some information that is already out there. That’s pretty much my comments. Just be reminded in next quarter we have one less day but a noticeable difference in the number of shares we should

Dean Taylor - Tidewater - Chairman, President & CEO

Keith, thanks very much. I would point out to everyone a couple of conference calls ago when Keith gave some guidance on costs and someone mistook them for revenues and I just want to point out again that the guidance that Keith was for costs. We do not give guidance either for revenues or for income.

As Keith’s review of the quarterly numbers suggest we’re starting to hit our stride as we thought we would during this fiscal year. Although it’s coming a little later than expected. Activity on the Gulf of Mexico shelf has yet to measurably improve. And we continuing to right size our fleet there, whenever we have opportunities to shift vessels to contracts to other markets with higher day rates and, or longer terms. We will continue to improve our cost structure in the interim.

As deep water in the gulf remains the domestic industry’s focus for now, we will continue to upgrade our fleet to better serve it. As of the end of the December quarter, we had 17 vessels under construction that are designed to serve the worldwide deep water market when delivered over the next several fiscal years. Including three vessels that can serve the domestic market. Shallow water activity remains depressed in the gulf my belief is that between the delivery of additional jackups into the worldwide fleet and eventual increase in the price of natural gas, exploration and development activity in the region will recover. We remain well placed for that day without sacrificing meaningfully our near-term earnings power.

Today however the story for Tidewater and th oil service business is about international business opportunities. Whether it’s offshore Mexico where [MX] ramping up its drilling program or off Africa with its huge discoveries encouraging both new exploration and new development activity or in Brazil where the latest giant oil discovery was recently announced by Petrobros. The oil service industry is being presented new and expanding business opportunities. While the pace of ordering of new offshore drilling rigs has slowed. Approximately 160 rigs are under construction for deliver over the next four years. A nearly 30% expansion of the high performance segment of the offshore rig fleet. Those new rigs will challenge the offshore vessel industry to upgrade its fleet to meet the needs of these high tech, high performance rigs.

As Keith has documented as things now stand Tidewater has 21 new high performance vessels scheduled to be delivered over the next five quarters. Including four in the current quarter and another 20 in the fiscal year ending March, 2010. With the last two vessels under our current construction program to be delivered thereafter. The company is also in advanced negotiations to construct eight additional very large deep water PSVs that if consummated will bring our outstanding commitments for new build vessels to greater than $1 billion. The new vessel segment of our fleet, those added since the year 2000, now accounts for just over a quarter of our total fleet, what generated 56% of our operating profit in the December quarter. Our fleet renewal program is in high gear and our financial results are demonstrating positive returns on the moneys we have invested.

Keith also covered with you the significant number of shares that we repurchased under our current share repurchase program during the December quarter. Since we have used the majority of the funds originally authorized by our board of directors in our current program, yesterday management sought and received authority from our board for an additional $50 million allocation to this program, bringing our available funds yet to be spent to $72.5 million. We will again reevaluate the program for another renewal sometime before the expiration of the present on June 30, 2008.

Although our preference remains to acquire vessels or fleets at the right price, we believe that stock buybacks remain an appropriate tool for providing returns to our shareholders and we will remain opportunistic and proactive in our authorized share repurchase programs.

As I’ve discussed before Tidewater strategy is straight forward. We will remain the leader in the global offshore supply vessel industry, striving to provide our clients with the right equipment in the right markets in order to help them achieve their objectives. We will invest in new vessels in order to renew our fleet to sustain and ultimately grow our earnings generating capacity. We will strive to provide the safest workplace for our 8,000 employees. And we are dedicated to operating with the highest of ethical standards and to be known as an employer of choice. We will work to achieve these goals while retaining our strong balance sheet and financial flexibility. We will remain prepared to capitalize on the right acquisition opportunities that may present themselves if priced correctly and that would enable us to achieve our goals faster. Lastly, we are committed to creating shareholder value through our dividend payments, stock repurchases and a higher share price. With that let’s open the line for questions. Janice?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) . We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Bill Herbert of Siemens and

Dean Taylor - Tidewater - Chairman, President & CEO

Hi, Bill. How are you?

Bill Herbert - Siemens and Company - Analyst

I’m well thanks. The international markets continue to be really strong and they have been stronger for longer than most have expected. Especially in light of the fact that we continue to have a decent onslaught of new boats being introduced into the fleet. I guess that means that people have underestimated the international demand pull, as well as the obsolesces factor. Going forward, given the amount of capacity that’s coming on do we still expect this pricing strength to persist and why?

Dean Taylor - Tidewater - Chairman, President & CEO

I haven’t been surprised or at least that surprised by the strength of the international markets. I think I’ve been saying in the last few conference calls, it’s obvious by the performance of our share price, nobody was believing me at any rate, I felt like and still continue to feel like the obsolescence factor in the world wide fleet is something that’s not ignored but is not factored into sort of some individuals calculations as to what’s going to happen as the new vessels come into the fleet.

Bill Herbert - Siemens and Company - Analyst

I would agree.

Dean Taylor - Tidewater - Chairman, President & CEO

So there are 160 rigs on order. There are 70 plus, FDSOs, FSOs, SPARs, DLPs, et cetera.

Bill Herbert - Siemens and Company - Analyst

Yes.

Dean Taylor - Tidewater - Chairman, President & CEO

The deck load capacities is something also I think that has brought to my attention by one of our board members was telling me they felt like more rigs — more vessels were being needed at these deep water locations simply because of the amount of equipment that operators were asking the rig contractors to keep on their rigs.

Bill Herbert - Siemens and Company - Analyst

Right.

Dean Taylor - Tidewater - Chairman, President & CEO

So all those things I think are leading to a situation where when you ask if I’m concerned about the capacity coming into the market place , I

Bill Herbert - Siemens and Company - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President & CEO

And I’ve said that every call for the last four or five calls. But by the same token I’m not as concerned as some others might be and we look at our contract cover going forward and it’s pretty good.

Bill Herbert - Siemens and Company - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President & CEO

And including not just the new boats but the old boats and we’re continuing to see rates roll over in a positive direction.

Bill Herbert - Siemens and Company - Analyst

Okay.

Dean Taylor - Tidewater - Chairman, President & CEO

So, one day I mean I’m not even sure if this is right. But one day there’s going to be too much capacity out there. People have been saying that for the last three years.

Bill Herbert - Siemens and Company - Analyst

That’s right. Yes.

Dean Taylor - Tidewater - Chairman, President & CEO

And I think that maybe there will one day. But I don’t see it any time soon. I think the obsolescence factor — and some of those are ours.

Bill Herbert - Siemens and Company - Analyst

Sure.

Dean Taylor - Tidewater - Chairman, President & CEO

But I think that’s a factor that’s not been given enough attention in sort of the analysis of the supply and demand.

Bill Herbert - Siemens and Company - Analyst

So really, as far as you can tell, it sounds like your outlook is continued methodical, steady improvement.

Dean Taylor - Tidewater - Chairman, President & CEO

Certainly for this company that’s our target.

Bill Herbert - Siemens and Company - Analyst

Thank you very much.

Operator

Your next question is from James Crandall of Lehman Brothers.

James Crandall - Lehman Brothers - Analyst

Good morning, Dean. Sounds like you got a cold.

Keith Lousteau - Tidewater - CFO

Sounds like he disappeared.

Operator

Mr. Crandell, your line the open. Please proceed with your question.

James Crandall - Lehman Brothers - Analyst

Can you hear me?

Dean Taylor - Tidewater - Chairman, President & CEO

We hear your now.

James Crandall - Lehman Brothers - Analyst

I’m sorry. Dean or Steve, what’s been your experience with Tidewater in anecdotally what do you hear about the industry on vessels being delivered on time on budget?

Dean Taylor - Tidewater - Chairman, President & CEO

Steve will take a crack and I’d add to it. Steve’s got more hands on experience at this point.

Steve Dick - Tidewater - EVP of Shipyard

Jim, for some quarters back, we were pretty much on target. But we’re beginning to see some of the erosion in the delivery times. And almost to an instance it’s tied to equipment deliveries. There was one that was the wrong equipment that was delivered. But we’re seeing a little bit of slippage, sometimes a month. Could be up to three months on some of the deliveries that we have coming out. For a long time we were on time with everything or even a little early. That’s getting to be a little bit more of a struggle. We’ve been on budget or under for all of the deliveries so far. And I don’t think we see anything that will change that. The delivery on time is a little concerning for us. But it’s an industry wide thing. But I think having our supervision on the ground as we do, we get to not have some of the other problems where people leave it to the shipyard to manage the projects. We’re hands on so we do get the information in a timely manner. But there are some delays on the equipment.

Dean Taylor - Tidewater - Chairman, President & CEO

Jim, on the industry side, last year there was supposed to be about 200 vessels delivered. 2007. And by our calculations, only about 140 were delivered. That means certainly there were 60 that are late. This year there’s supposed to be 230 plus delivered, not including — I don’t know whether that include it is 60 that weren’t delivered last year or not. The last number I saw was 230 this year. And I would estimate — and this is a guess — I would estimate probably 60 to 75 probably won’t be delivered this year, just a guess. And I think that the 38 jackups that are supposed to to be delivered, last thing I saw most of those seemed to be on schedule. Some late deliveries projected. But that’s what I know about sort of industry wide as we speak.

James Crandall - Lehman Brothers - Analyst

Are you aware, Dean, that either your late delivers or the industry late deliveries have forced delays in drilling programs.

Dean Taylor - Tidewater - Chairman, President & CEO

I think what happens is that old boats shoved out of the marketplace are staying in the marketplace until some of those new boats are delivered.

James Crandall - Lehman Brothers - Analyst

Okay. Dean, question number 2 is what are the largest sort of cost—manpower issues that you face here in 2008?

Dean Taylor - Tidewater - Chairman, President & CEO

I have to be careful. We’re getting ready for annual salary reviews. Anything I say can and will be used against me. I think the biggest challenges are in sort of dry docking some of our older ships, the ones that we want to continue to invest money in. We’re seeing some cost pressures there. Certainly, we had seen a year and a half ago in the United States gulf a lot of pressure on crew costs but that has diminished substantially as we’ve moved equipment out of the gulf. There’s certainly pressure on the international marketplace on our shore side personnel. People who are trying to build a business, what they try to do is take people from the people who are already in the business and that’s us. And with our worldwide international footprint there are a lot of people trying to raid our company for personnel. Supervisory personnel as well as vessel masters and chief engineers. There are cost pressures internationally, and I don’t expect that they will diminish as — in the near future. I think we’ll continue to see cost pressures on personnel side and we’re going to continue to see cost pressures on the dry docking side. When you get the Q or if you look at our numbers, most of the cost pressures the last few quarters at least in our numbers have related to either dry docking some of our big ships or putting new vessels into the fleet. On the whole I’m relatively satisfied with the way we’ve been able to contain the cost pressures.

Keith Lousteau - Tidewater - CFO

Jim, this is Keith, right quick. Our cash operating margins have remained quite stable for the last six months. One of the evolving trends that we are not certain what the overall effect is going to be has to do with China and China’s currency. China’s currency is being allowed to float, it’s becoming more expensive versus all over currencies. New construction activity noncontracted boats in China as Steve just returned from a trip there again the shipyards are starting to be quite concerned. Trying to escalate prices or to roll contracts into the local currency and against the U.S. dollar. We’re proud and glad to comment to you that every contract we have in China is U.S. dollars. It’s U.S. dollar dominated. There’s no adjustments for the local currency. But it may have a dampening effect on additional new orders by anybody coming out of that country. It has been kind of the place of choice for new construction the last couple of years. And they are seeming to have some real significant internal cost pressures and it deals with currency exchange more so than labor or anything else.

James Crandall - Lehman Brothers - Analyst

Okay. Last question, Dean , I was under is understanding that given the significant number of deep water vessels you had under construction that your main focus was going to build the new international anchor handlers. Now you saw your under advance negotiations to build eight new deep water vessels. Could you elaborate on

Dean Taylor - Tidewater - Chairman, President & CEO

My feeling is that we will continue to build mid-water anchor handlers. But I feel like look at the order book for deep water rigs, all but one of the deep water rigs are on order are DP. Some are dual purpose. I think 79 out of the 80 or 74 out of the 75 whatever the number is all but one of the new deep water rigs are going to be DP. And so I actually think that very large high end deep water anchor handlers market runs the risk of being overbuilt. The other thing I think is that that segment of the marketplace has all new vessels. There’s no obsolescence factor to be that one could consider old vessels falling out of that market. Very large anchor handling market is composed of vessels for the most part all 10 years old our newer. So it’s not like other portions of the marketplace where there is some obsolescence that I think will help the overall supply and demand situation. Since the most of the deep water rigs are going to be DP, we feel like particularly at the specifications of these vessels that we are in advanced stages of negotiation are very, very impressive. And I think that — and cost are reasonable. And I think that when we — if we can finalize this contract negotiation we’re going to be very competitive with these new vessels. So that’s my thinking and I don’t know where you got the idea that we were going to be in very deep water large anchor handlers. I think I’ve always said our focus was mid-water.

James Crandall - Lehman Brothers - Analyst

It is. I understood you to say that the eight were deep water. What class?

Dean Taylor - Tidewater - Chairman, President & CEO

They are deep water but PSVs.

James Crandall - Lehman Brothers - Analyst

How much would those cost ballpark?

Dean Taylor - Tidewater - Chairman, President & CEO

I’d rather lay off that for the time being. We think if we can conclude the negotiations, we will have nice returns on those vessels.

James Crandall - Lehman Brothers - Analyst

Okay. Nice job in the quarter and thank you, Dean.

Dean Taylor - Tidewater - Chairman, President & CEO

Thank you.

Operator

Your next question is from Jud Bailey of Jefferies and Company.

Jud Bailey - Jefferies and Company - Analyst

Good morning. First of all I apologize if I missed it, did you give us the current day rates for U.S. deep water fleet and also the international supply towing supply?

Keith Lousteau - Tidewater - CFO

The deep water fleet in the gulf is fairly consistent where we reported the quarter. We reported the quarter at 23256 and we’re within a few dollars of that. WE are still running in the 23200, 23250 range and we’re running 100% utilization. The international supply towing supply we’re running after the substantial increases of the last two quarters, we’re up about another it looks about $70. Today we figure we finished the year and went into January averaging about 10,514 is the exact number. It was up about 69, $70 from where we ended the quarter. Remember we compiled early in the month. Are they exactly where we are today versus where we ended the quarter versus the average, somewhere between where we ended the quarter and today’s actual numbers is what we calculate.

Jud Bailey - Jefferies and Company - Analyst

Thank you. Next question, Dean. Another stab at the international demand question. If question look back over the last 12 months as you noted with that 140 vessels during that same time the offshore rig counts may be up marginally. I’d like to get your thoughts aside from perhaps more vessels being used per rig, what are the other pieces of demand out there that are absorbing some of the vessels? Is it construction? Is it other applications all together? I’d be curious to get your thoughts on what are the other demand drivers that are more difficult to quantify.

Dean Taylor - Tidewater - Chairman, President & CEO

Seismic backlogs probably never been higher. Construction backlogs probably never been higher. Construction backlogs are tremendous. Seismic companies their backlogs are tremendous. And you look at the production and if development and the exploration. So those five segments really comprise the things that we do. And normally construction is a trailing indicator. Seismic is the leading indicator. Situation where both the leading indicator and the trailing indicator the back logs are at all time highs. Those are the five things that — those are the five segments our vessels participate in. One of the nicer things about the construction market is that customers are not quite as demanding on year built of the vessels. Some of the older equipment works quite well in that segment. Same with some of the vessel that is participate in the seismic operations, chase boats and other support vessels. Seismic they’re not too hung up on year built, the year the vessel was built. Some of our older vessels fit well in that category. As some of the SPSOs, SFOs, SPARs VLPS, as they continue to be sort of inter-stitched into the fabric of the industry, that’s demand that used to not be there. All those things are contributing to — and I do think obsolescence is having an effect. We’re seeing more and more contracts around the world where the customer is specifying nothing older than 20 years old, nothing older than 15 years old, nothing older than 10 years old. And sometimes they’re able to do that and sometimes they’re not simply because there’s no new vessels available. Those are all the contributing factors. I can’t hardly be more specific.

Jud Bailey - Jefferies and Company - Analyst

That’s very helpful. And if I may ask one more, maybe it’s better for Steve. What’s the longest lead time item for new vessels as far as components? And in general what’s the lead time for things like thrusters and engines?

Steve Dick - Tidewater - EVP of Shipyard

And you’ve hit the nail on the head. It’s the thrusters and the Z drives that are driving or at least the longest delivery items and it’s anywhere from 24 months to 36 months now.

Jud Bailey - Jefferies and Company - Analyst

So mid- to late 2010, I guess.

Steve Dick - Tidewater - EVP of Shipyard

That’s right. But there’s stuff building now they’ve got that equipment delivering from now until then. As somebody was going in cold without any equipment, that’s the lead time unless cancellations on other programs or other projects. A minimum of 24 months.

Operator

Your next question is from David Smith of JPMorgan.

David Smith - JPMorgan - Analyst

We’re seeing a pickup in jackup utilization in the Gulf of Mexico. And I realize it’s a small contributor to your overall picture but are you seeing anything incremental for vessels in this market going forward?

Dean Taylor - Tidewater - Chairman, President & CEO

We have seen — we’re not — let me say Keith’s figures don’t — the figures that Keith just announced don’t show any pick up in our towing supply fleet domestic. But I would say we’re sort of expecting that that’s going to firm up a little bit. We’re not seeing it in the figures we just announced. But I think there will be some firming. I don’t think there’s going to be much firming because as rigs continue to leave the gulf, it puts more vessels available per rig. But we do think that for the time being the vessels that support the jackup fleet in the gulf the rates have bottomed.

David Smith - JPMorgan - Analyst

Also wondering if you’re seeing trends in the average contract duration for your international fleet?

Dean Taylor - Tidewater - Chairman, President & CEO

Longer.

David Smith - JPMorgan - Analyst

All right. Thank you.

Dean Taylor - Tidewater - Chairman, President & CEO

Okay. Thanks.

David Smith - JPMorgan - Analyst

Any details around that?

Dean Taylor - Tidewater - Chairman, President & CEO

Well, I would say it used to be that average contract length and international marketplace was 12 to 15 months and more 15 to 18 to 20 months now on average. Some are longer and some are shorter but on average they’re longer.

David Smith - JPMorgan - Analyst

We are not seeing any let off in light of the new vessels in the market?

Dean Taylor - Tidewater - Chairman, President & CEO

No and one would think that would be a sign that operators feel like things are about ready to get soft. To the contrary, contract terms are lengthening.

David Smith - JPMorgan - Analyst

Sounds great. Thank you.

Operator

Your next question is from Pierre Conner Capital One Southcoast, Inc.

Dean Taylor - Tidewater - Chairman, President & CEO

Hello, Pierre.

Pierre Conner - Capital One Southcoast - Analyst

First question, Keith, just on the cost the guidance just to be clear make sure I heard it right. Sort of 149 to 151 range and R&M might be down a little bit. Two componants, is the increase then just the new vessels being delivered? Are there other inflationary costs in there?

Keith Lousteau - Tidewater - CFO

We had seven delivered last quarter. They weren’t in full operation the full quarter. The percentage of the quarter plus we have four more delivering and one delivered on January 2nd so it will have a full quarter, Pierre, so we expect R&M to be down a little bit which would obviously benefit. Would be beneficial on the revenue side we’ve been talking the last quarter of couples about lost revenue due to dry docking. We expect it to be down a little bit. But all the increase we’re talking about this quarter can be attributable directly in our minds to the cumulative effect of the those vessels.

Pierre Conner - Capital One Southcoast - Analyst

They have that implies the dry docks you did get them completed?

Keith Lousteau - Tidewater - CFO

We got them completed. We had a couple of surprises as you would also have a couple of them that came in more expensive with last minute adjustments. We were running we thought we were going to beat our estimates by a little bit but we had a couple of negative adjustments right at the end of the quarter. So we think as we mentioned that kind of worldwide operating cost and pressures other than scheduling dry docking and being some difficulty in getting into certain yards where we’ve historically gone except for new vessels we’re not experiencing noticeable pressure in any area.

Pierre Conner - Capital One Southcoast - Analyst

Thanks, Keith. And dean, I wanted to go down to some of the international markets in general. We’re seeing the international demand drivers. As you indicate the bidding everyone in the operating side see that’s is case. A couple of things interesting to me. I know the North Sea is not where you operate. The spot rates are down significantly. I don’t get a lot of color on the term. The extent that that’s weak those boats could come compete with you in west Africa. What is your color on the weakness on the North Sea and in term market there?

Dean Taylor - Tidewater - Chairman, President & CEO

Part of it’s seasonal another we didn’t see it last year at this time. Last year if you recall it was very strong. There had been vessel delivers in the North Sea that’s putting pressure on spot rigs. I don’t know whether some contracts have ended or what. But certainly since Christmas time rates have soften significantly in the North Sea. I was reading a broker report earlier this morning and I noticed that some of the traditional North Sea operators had fixed some of their larger PSVs at rates at I would just say were just so so on term. So I don’t know whether they’re thinking the market is not going to pick up by the spring which when it normally picks up spring, summer it picks up. I don’t know what their thinking is there. But are we concerned about some of those vessels leaking into markets where we traditional are? Of course, we are. They’re tough competitors. We’ve competed against them in most of the markets in which we serve for a long time. We’re concerned but not to such an extent that we think the sky is going to fall or anything like that.

Pierre Conner - Capital One Southcoast - Analyst

Another market point to ask your about the Latin America. Lots of things going on (inaudible) and then also you got 100 some vessels in Central and South America. Bossier in Brazil, Petrobos has been very aggressive on deep water equipment lot of recent discoveries. Two early for boats in that area and related to that what’s going on in PMEX?

Dean Taylor - Tidewater - Chairman, President & CEO

Not as close to Mexico as I used to be. I think in Mexico what’s happening is typically, the first year of an administration the new administration gets their people lined up and typically, the first year of an administration and this is — we’re just getting into the second year of the administration and the first year is slower than the middle four years of any six year Mexican administration. When you look at the depletion of the Canterelle field and you noticed a couple of days PMEX announced that their production down rather significantly year-over-year. I think fundamentals are going to drive the issue in Mexico and they will get busy. What month, what quarter, exactly they’ll get busy I’m not sure. I think that PMEX will get busy I think they’ll contract some of the new jackups as well as some of the jackups in the Gulf of Mexico. And I think that they will be busier and of course that will create more opportunities for us. And as far as Brazil goes, we’ve noticed that Petrobros they’ve been trying to tie up our equipment for longer-terms for about the last year. And I don’t know whether they had advance notice of their big find or not. Last year I think it was all prompted when Trans-Ocean removed some of their rigs from Brazil. I think Petrobros became concerned that they weren’t going to have the equipment that fulfill their programs. They became very aggressive both on the rig side and the boat side in terms of signing stuff up. I think the new discovery is just going to augment that.

Pierre Conner - Capital One Southcoast - Analyst

Thanks, gentlemen. I’ll turn it back.

Dean Taylor - Tidewater - Chairman, President & CEO

Thank you, Pierre.

Operator

Your next question is from Dan Boyd of Goldman Sachs.

Dan Boyd - Goldman Sachs - Analyst

I’d like to go back to cost for a second. A number of the off-shore drillers are talking about year-over-year cost inflation, estimates sort of fourth quarter calendar year over fourth quarter calendar year of next year in the 10 to 15% range. Is that something that we would think would be similar in the (inaudible) market or less than that?

Dean Taylor - Tidewater - Chairman, President & CEO

The question is our thoughts on what costs might be 12 months out from now?

Dan Boyd - Goldman Sachs - Analyst

Yes, as your looking at it, I would expect labor cost inflation to pick up as new builds are delivered and the industry of the staff. What are your thoughts on that?

Dean Taylor - Tidewater - Chairman, President & CEO

That’s a tough one. We have had some pretty good budgeting sessions. We’ve had our world management team in New Orleans already late last year. So we’ve got a preliminary budget for April through the next year. But it’s preliminary and I can’t tell you that I’m prepared to talk about those numbers. The one thing that has hit Tidewater this year — I wouldn’t call it a surprise but that’s been a little cost on the higher side than we would have anticipated and our budget has been dry docking some of the older vessels and we’re learning we always talk about our new fleet and the 130 or so that we now have in the fleet that are brand new vessels and they’re all starting to hit their five year dry dock. We learning as we go that those things are a little bit more expensive than perhaps we would have wanted to. We’re just not seeing it except for new vessels. I have a hard time with the question. We have four vessels this quarter. We have 17 new ones scheduled over the course of the year. Even if I knew with my operating cost number was for a year from now I’m not sure I could break it out between new vessels scheduled to be delivered or excess costs. I can’t answer you. I just don’t have a feel for it. Joe, do you have any idea?

Joe Bennett - Tidewater - SVP

I agree that doing an apples to apples comparison of our operating costs this year to the end of the year is difficult because of so many vessels being added and so much cost associated with it. In general terms what we have seen looking back is I don’t believe that our inflation wage or shipyard type inflation has been what I hear the drillers talk about. I don’t think it’s been in that number. I think another number that people or item that people haven’t considered is we have local currency costs around the world. And obviously with the weaker dollar that has increased our costs in U.S. dollars around the world. Is that inflation? I consider that something else. But that has crept into our numbers also. Now with that we usually in a lot of places of the world have day rates, portions of day rates that are in those local currencies also and have reaped the benefits of that. So they off set but as people look at just the operating cost line. It does have an impact. I would say overall Dan that if I had to kind of guess at a range, I don’t think we’d be at the upper end of that range, I think we’d be at the lower end of that range. Maybe in the 8 to 10% .

Dan Boyd - Goldman Sachs - Analyst

And you could say 8 to 10 on a per vessel basis or you’re including the number of new builds that you have.

Joe Bennett - Tidewater - SVP

I’m not including the new builds. If you try to do it on a per vessel basis, we have — we can have dramatic differences on a per vessel basis depending on the type of vessels being added at any point in time. It’s a difficult process to look at.

Dean Taylor - Tidewater - Chairman, President & CEO

Dan, if we look at it year on year we’re up about 10 to 15%. Much of that is just a function of the new vessels coming in. We look at our total crew costs year on year we’re up about 10 to 15%. The large portion of that would be because of new vessels coming into the fleet and old vessels not going out of the fleet. You asked about pressure — asked about pressure around the world one thing we’ve done pretty well is we have seamen from all over the world in many of the countries we work we’re required to use indigenous seamen of those countries. I fully agree with Joe. I don’t think we’re seeing the pressure that the rig companies are seeing on — in the same proportion. Is there pressure? Yes. Will there be pressure? Yes. Is it manageable? We think so. I know you’re trying to put a plug in your model, for what you think crew costs are going to do going forward, but I would guess just for your model’s sake and this is a guess, but I would say 8 to 10%. I wouldn’t say 15%.

Dan Boyd - Goldman Sachs - Analyst

That’s very helpful. Then looking at the deep water gulf, it sounds like you’re comfortable with that market and you have three vessels that are going to be delivered into the deep water gulf market. Would you look for international opportunities for them?

Dean Taylor - Tidewater - Chairman, President & CEO

Every ship, every opportunity we evaluate on an ad hoc basis. If we have a better deal internationally, we’ll take it rather than keep it in the gulf. We’ve probably got 40 of our newer ships, or U.S. flag are working internationally that we could also bring back to the U.S. gulf.

Keith Lousteau - Tidewater - CFO

Dan, statistically. We had three under construction. The first was delivered on January 2nd and it left for an overseas assignment. You don’t need to model it in. The other two have just begun construction they are not going to be delivered until late ‘09 at best. So it’s a question of where are those two going to go. At the moment we don’t have anything under construction that we would be entering that market unless we brought something back from oversea’s

Dan Boyd - Goldman Sachs - Analyst

The one you decided to take to international market it’s safe to assume you’re getting better terms international than domestic deep water?

Dean Taylor - Tidewater - Chairman, President & CEO

Yes. overall better economics. When we take a vessel overseas, we’re going to keep the U.S. flag on it so that it could return to the gulf. When you get into that situation your income tax effect on that vessel is dramatically different. The boat owner is still going to have a nice return that’s taxable in the U.S. but the boat operator will become a foreign flag operator so it’s not unusual for that type of arrangement. Even if we went for the same day rate, same operating cost that we could pick up anywhere from 800 to $1,000 a day of economic benefit prosecute the tax number — from the tax number. We’ve got an effective international takes rate of 12 to 14%. Generally we go for better rates. But when you put the whole picture together, that’s where the real economics comes from.

Dan Boyd - Goldman Sachs - Analyst

One last one. If — you talked about the increase in demand. coming out of [PMEX] Numbers on what you might see of incremental demand over the next 12 months. And then maybe also have your discussions changed at all following some of the incidents that they had with some their order vessels are they looking to renew the fleet or reduce the average age of their fleet?

Dean Taylor - Tidewater - Chairman, President & CEO

Well, you probably get a better feel for what — how many rigs will contract from some of the rig companies. But I was in charge of our Mexican division for a long time. I went through at least four different presidential — four different presidential terms in one way or another. I caught the tail end of doing Madrid, (inaudible) I’ve forgotten. Vicente Fox and Caldern whose president now. And I may have caught the guy before DE la Madrid. What tends to happen in Mexico is that surprises come along and most of the time they are positive surprises. They will down the market and say that they’re not going to be as active as they end up becoming. And like any good purchaser, they don’t want the seller to know exactly what their intentions are. Lots of times they’ll try to talk down what they’re about to do and yet they’ll contract a lot more equipment that was previously envisioned.

So I think that — I’m not sure what [Pemex ] is saying. It seems to me that the last thing I saw that they were predicting six to seven new rigs new jackups to be doing down there but it wouldn’t surprise me if it turned out to be 10 or 12. Because I think their needs are such — I’m not geologist. I’m just an English major from Tulane. Since [Pemex] is the dynamo of the Mexican economy, produces about 33% of the GNP. They can’t afford not to have that company producing oil. And I just feel like they’re going to be busier than they’re letting on. Particularly since we’re now entering the second year of the six year term. How many rig that is translates into, how many boats, I’m not sure. In terms of the age of the boats that they will contract, they’ll try to get as new equipment as they can economically but at some point they’ll back off on specifications and take older vessels for a cheaper rate. So like all of us, sometimes they’ll just make a decision I don’t want to pay that for the newer piece of equipment and I’ll pay that for something a little bit older.

Dan Boyd - Goldman Sachs - Analyst

I apologize if I misspoke and said incremental rigs as opposed to incremental vessels. Has the conversation changed at all given that they have had some incidents on some of the older vessels. Historically, they’ve always been very price sensitive and gone for the least expensive vessel. See that potentially changing going forward?

Dean Taylor - Tidewater - Chairman, President & CEO

It waxes and wanes. There was a period three or four years ago when the market was in their favor that they would not take any thing older than five years. The market went against them and they started taking older equipment again . There are a number ships scheduled for delivery in the domestic marketplace over the next couple of years, they may look and think there’s going to be surplus equipment in the U.S. gulf. It will just depend on whether people want to move in from the gulf down to Mexico. One thing that do that has inhibited their ability to get some of the newer equipment is putting price gaps on their bids. And that discourages some of the people from moving some of the new equipment down there and of course, the shores of Mexico are littered with the carcasses of companies that thought they could translate their U.S. business model down to Mexico. It’s not the easiest place to operate, there are a number of challenges there and it’s just going to depend on what they can do and what people think they can operate down there. And it’s going to be a dynamic situation. On the whole, I think the amount of equipment that will be needed by [Pemex] is more than what people are

Dan Boyd - Goldman Sachs - Analyst

Thanks, that’s helpful.

Operator

Your next question is from Michael Farrow of Merrill Lynch.

Michael Farrow - Merrill Lynch - Analyst

I want to touch a bit more on Daniel’s question about deep water gulf versus international. Deep water has obviously been flat for a few months and international shot up this quarter. One of the best quarters in recent memory. Why do you think there’s a difference there in terms of rate momentum?

Dean Taylor - Tidewater - Chairman, President & CEO

Part of it is we moved some of our deep water anchor handlers. The five we had built in China a few years ago, we moved them to better contracts. And at much higher rates. So that’s part of it. And second we’ve had some other deep water boats contract roll and we were able to get significant day rate increases so that’s pretty much the sum of it.

Michael Farrow - Merrill Lynch - Analyst

But the anchor handlers issue wasn’t that back in March of ‘07 or June of ‘07, I guess I’m talking the last couple quarters in the gulf it has been flattish yet international has obviously done well. Are you suggesting that deep water Gulf of Mexico you haven’t seen many day rate rollovers in that market because under-term contracts?

Dean Taylor - Tidewater - Chairman, President & CEO

In our case, yes. That’s been the situation for us. We locked most of our deep water vessels up into the long term contracts about a year ago at pretty nice rates. And then we have two that are rolling now and we think will get some decent rate increases from them.

Michael Farrow - Merrill Lynch - Analyst

Okay. So you think at the leading edge on the day rate side that the trajectory in terms of the gulf deep water versus international is not all that different?

Dean Taylor - Tidewater - Chairman, President & CEO

I didn’t say that. I just said that we had — first we don’t have a very large class of deep water vessels in the gulf. Eight vessels. And it depends on the timing. With such a small denominator if you have a couple nominator rolling over at decent size increases it looks very good. If you don’t having anything rolling over then it dosn’t look as good. We do have a couple rolling this quarter. And you should see the results next conference call.

Michael Farrow - Merrill Lynch - Analyst

Okay. Great. And one sort of quick general question here. We’ve heard a number of large service companies these earnings season express caution about the pace of growth in 2008, citing lack of offshore rig count growth, project delays, some are calling it a transition year until we get to 2009 and you get a lot of the platform assets delivered. What are your thoughts on the risks of demand growth at least this year in particular, this calendar year?

Dean Taylor - Tidewater - Chairman, President & CEO

Some pretty smart people, Andrew Gold has certainly given his opinion and many others that are running very, very fine companies have given their opinion about their business. All I can tell you is that our opinion on our business continues to be optimistic and we’re not sure at what point if at all in the coming year day rate starts to slow down. Yes, there are some challenges out there. Yes, there are vessels looming over the horizon. But again, I think a lot of those concerns can be tempered by the obsolescence issue in our industry.

Michael Farrow - Merrill Lynch - Analyst

Great. Thanks, Dean.

Operator

Your next question is from Daniel Burke Johnson Rice & Company.

Dean Taylor - Tidewater - Chairman, President & CEO

Hello, Daniel.

Daniel Burke - Johnson Rice & Company - Analyst

Joe with you after the call in the light of time consideration. Thanks.

Dean Taylor - Tidewater - Chairman, President & CEO

Thank you.

Operator

Your next question is from (inaudible).

Dean Taylor - Tidewater - Chairman, President & CEO

I’m sorry. I didn’t hear the name.

Operator

It’s Brett - (inaudible)

Dean Taylor - Tidewater - Chairman, President & CEO

Fred, okay. How are you? (inaudible)

Fred - Unidentified - Analyst

Sequentially, you revenue went up 13 million. In the previous quarter you had, I’ll call it lost revenue from dry docking. What was that number in the previous quarter in this quarter? I assume it’s up or down. I don’t know. And this is becoming a bigger factor as you dry dock and these rigs are having lost revenue significant at the new rates.

Joe Bennett - Tidewater - SVP

Fred, this is Joe. We don’t give the number. We gave some guidance as to the “lost revenue” whether it was going to be up or down the last couple of quarters. What we anticipated in the December quarter is that the dry docking costs would go up a bit which they did. But that the negative impact on revenue would actually be less in the December quarter than in the September quarter. What we found out and Keith had said we had a few extra dry docks. We had some ones stay in the yard a little bit longer. I would say the negative market on revenue was kind of identical in the December quarter as to the September quarter. Now as Keith has said too, with our expected drop in dry docking costs in the March quarter, we expect that the negative impact on revenue to be less in this March quarter.

Fred - Unidentified - Analyst

Good. Thank you.

Dean Taylor - Tidewater - Chairman, President & CEO

Thanks, Fred.

Operator

And there are no further question.

Dean Taylor - Tidewater - Chairman, President & CEO

We thank everyone for your participation in your call today and your interest in our company request we wish your all well. Thanks very much.

Operator

This concludes Tidewater’s fiscal 2008 third quarter earnings conference call. You may now disconnect.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.